Exhibit 99.1

TranS1 Appoints Mark Stautberg to Board of Directors

WILMINGTON, N.C., February 19, 2013 -- TranS1 Inc. (Nasdaq:TSON), a medical device company focused on designing, developing and marketing spine products to treat degenerative conditions of the spine affecting the lumbar region, announced today that it has appointed Mark Stautberg to serve on its Board of Directors. Mr. Stautberg has over thirty years of experience in management and sales in the medical device industry.

“Mark brings significant experience in executive sales management of medical devices including new product launches,” stated Ken Reali, President and CEO of TranS1 Inc. “We believe Mark’s background will provide the board with valuable perspective as we enter an important growth period and continue to strengthen our direct sales force and strategy.”

Mr. Stautberg, 53, currently serves as a sales and marketing consultant for multiple medical device companies. From 2004 to 2012, he served as a consultant to Boston Scientific Corporation’s Cardio Rhythm Vascular Division. Prior to his service as a consultant, Mr. Stautberg was employed by Boston Scientific’s Cardiovascular Division, serving as Senior Vice President of Sales from 1998 to 2004 and in other positions from 1991 to 1998. Mr. Stautberg previously served on the board of directors and as a consultant of Sealing Solutions, Inc., a vascular sealing company, from 2007 to 2010 and FlowCardia, Inc., a chronic total occlusion device company, from 2004 to 2010. Mr. Stautberg received a B.B.A. degree from the University of Cincinnati and has completed executive programs at Columbia University.

About TranS1 Inc.

TranS1 is a medical device company focused on designing, developing and marketing products to treat degenerative conditions of the spine affecting the lumbar region. TranS1 currently markets the AxiaLIF® family of products for single and two level lumbar fusion, the VEOTM lateral access and interbody fusion system and the VectreTM posterior fixation system for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.

CONTACT:

Investors:

TranS1 Inc.

Joe Slattery, 910-332-1700

Executive Vice-President and Chief Financial Officer

or

Westwicke Partners

Mark Klausner, 443-213-0501
mark.klausner@westwicke.com

Source: TranS1 Inc.